Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AirXpanders, Inc. (the “Company”) of our report dated May 1, 2017, relating to the consolidated financial statements of the Company, appearing in the Form 10 of the Company for the years ended December 31, 2016, 2015 and 2014.

/s/ SingerLewak LLP

San Jose, California
August 9, 2017